Exhibit 99.1

Keryx Receives FDA Fast Track Designation for KRX-0401
(Perifosine) for the Treatment of Relapsed/Refractory Multiple Myeloma

NEW YORK, Dec. 2 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation for KRX-0401 (perifosine), the Company’s novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, for the treatment of relapsed/refractory multiple myeloma.

The Fast Track program of the FDA is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Fast Track designated drugs ordinarily qualify for priority review, thereby expediting the FDA review process.

A Phase 3 trial investigating perifosine in combination with bortezomib (VELCADE®) and dexamethasone for the treatment of patients with relapsed/refractory multiple myeloma is expected to commence by year-end under a Special Protocol Assessment (SPA) with the FDA.  In addition, in September, the Company announced that perifosine had received Orphan-Drug designation in the United States for the treatment of multiple myeloma.

Ron Bentsur, Chief Executive Officer of Keryx Biopharmaceuticals, commented, "This Fast Track designation can significantly reduce the FDA review time of a new drug application, and therefore can expedite the time to market for perifosine in multiple myeloma.”  Mr. Bentsur added, “We believe that the Fast Track designation, together with the SPA and Orphan Drug status previously granted to us by the FDA for perifosine in multiple myeloma, significantly enhances the value proposition of perifosine in this indication.  We are eager to begin the Phase 3 trial later this month.”

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris, Inc. (Nasdaq: AEZS; TSX: AEZ) in the United States, Canada and Mexico.

About KRX-0401 (Perifosine)

KRX-0401 (perifosine) is a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, and a number of other key signal transduction pathways, including the JNK and MAPK pathways, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. The effects of perifosine on Akt are of particular interest because of the importance of this pathway in the development of most cancers, with evidence that it is often activated in tumors that are resistant to other forms of anticancer therapy, and the difficulty encountered thus far in the discovery of drugs that will inhibit this pathway without causing excessive toxicity. High levels of activated Akt (pAkt) are seen frequently in many types of cancer and have been correlated with poor prognosis.

About Multiple Myeloma

Multiple myeloma, a cancer of the plasma cell, is an incurable but treatable disease. Multiple myeloma is the second most-common hematologic cancer, representing 1% of all cancer diagnoses and 2% of all cancer deaths. According to the American Cancer Society, in 2009 there will be an estimated 20,580 new cases of multiple myeloma and an estimated 10,500 deaths from multiple myeloma in the United States. To date, several FDA approved therapies exist for the treatment of multiple myeloma. Despite this progress, patients continue to relapse, become refractory to prior treatments and eventually die from their disease. Thus, new therapies are needed to treat these patients and extend their survival.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types, with a Phase 3 in multiple myeloma, under Special Protocol Assessment (SPA), pending commencement by year-end. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, and Keryx is in the process of finalizing the U.S. Phase 3 program for Zerenex in consultation with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for KRX-0401, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for KRX-0401; the risk that the data (both safety and efficacy) from the Phase 3 trial will not coincide with the data analyses from the Phase 1 / 2 clinical trial previously reported by the Company; the risk that fast track designation and priority review may not result in earlier approval; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director, Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5962
E-mail: lfischer@keryx.com

SOURCE Keryx Biopharmaceuticals, Inc.